Exhibit 99.2

Rural Cellular Corporation

2nd Quarter 2002

Financial Results Teleconference Commentary

August 6th, 2002

Teleconference Administrative Topics

Chris Boraas

•                  Good morning, everyone.

•                  I would like to again remind you that this call is being broadcast live through our Web site, at WWW.RCCWIRELESS.COM.

•                  An archive will also be available in the investor relations section of our Web site.

•                  In addition, a dial-in replay will be available through August 13th, 2002, after the completion of this call.

•                  The required information to log into this replay is included in our press release issued last night.

•                  A Form 8-K will also be filed today including as exhibits the text from today’s teleconference and our 2nd Quarter financial press release.

•                  Presenting this morning will be Richard Ekstrand, RCC’s President and CEO, and Wesley Schultz, RCC’s chief financial officer.

•                  Following the opening remarks, Rick, Wes and Ann Newhall, RCC’s Chief Operating Officer, will be available to take your questions.

•                  Before we begin, I want to state that any comments about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s  Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

•                  And with that, I’ll turn it over to Rick Ekstrand.

CEO Discussion

Richard Ekstrand

•                  Thanks, Chris

•                  Good morning everyone,

•                  In the wake of what has been a difficult quarter for the telecom industry, together with continued uncertainty for our nation’s economy, we believe that RCC and much of the wireless industry are viable and growing.

•                  With much going on outside of our control, we’re focusing on what we can control including:

•                  successfully running the business;

•                  bringing continued efficiency to operations;

•                  building and positioning networks for the future;

•                  growing and keeping customers;

•                  and generating free cash flow through our performance of the above.

•                  Like the rest of the sector, RCC has run into its share of challenges.

•                  Yet, in the wake of uncertain  times, we continue to work through these issues with;

•                  our continued focus on balanced growth,

•                  our consistent adoption of network standards that maximize financial return while providing superior service to our customers,

•                  our proactive negotiations with our roaming partners that have resulted in stability and moderate growth in roaming revenue,

•                  and our focus towards quality postpaid customer growth in lieu of customer growth at any cost.

•                  The end result of these efforts is that we are reporting probably more EBITDA and free cash flow than any of you were expecting.

•                  And we also came very close to reporting positive net income this quarter.

•                  Another key indicator that we take great pride in is retention.

•                  Wireless operators reporting strong financial performance also report strong retention; we have always believed the two go hand in hand.

•                  Our churn was only 1.5%.

•                  At RCC, every employee includes retention as a job responsibility.

•                  Whether that means helping a neighbor learn to use a new handset feature or resolving a customer concern in the field, all employees are challenged to make a positive difference in our customers’ experience.

•                  Hard work by our employees together with RCC’s network quality and coverage positioned us for sustained improvement over the last three quarters and have resulted in this quarter’s customer retention rate of 98.5%.

•                  Our net customer growth, as a result, is also experiencing an upswing on the heels of a couple disappointing quarters.

•                  As we’ve mentioned in the last few conference calls, although we’ve consistently had strong performances in the Midwest and Northeast, our South region and, to a lesser degree, our Northwest region have fallen short of our expectations.

•                  I am pleased to report that our Northwest region postpaid net adds are clearly on track and exceeded their net add budget for the quarter.

•                  The South is clearly moving in the right direction.

•                  To appreciate how far we’ve come, you need to understand that customer growth in the South during the last year was negative.

•                  Yet, monthly declines have gradually been shrinking over the last two quarters with positive postpaid net adds in June.

•                  And we continue to see this positive growth into the third  quarter.

•                  Stronger retention and much lower bad debt expense have also contributed to improved performance in the South.

•                  The improvement in the South speaks to our commitment and ability to, once again, work through a difficult situation and make it better.

•                  We rebuilt the South Region from the ground up with a renewed and long-term focus on customer service combined with appropriate plans that now meet the customer needs of the area.

•                  One market niche we see as a growth opportunity for all regions, is wireless as an alternative to landline service.

•                  A recent Wall Street Journal Online Discussion touched on this.

•                  One participant wrote,  “Wake up phone companies, there now are options.”

•                  We believe this to be an opportunity for rural areas, in part, because of the relatively small local landline calling areas.

•                  There are also customers in our service area that keep landline service primarily for home internet use.

•                  The increasing availability of broadband cable in the communities we serve is a catalyst to eliminate line redundancy in the home.

•                  Although the trend to wireless as an alternative to landline is proceeding, we think with a younger generation adopting the technology, this trend will accelerate.

•                  Our unlimited local area service plans are an enticing alternative to this market segment.

•                  Another revenue generating opportunity for RCC is our qualification as an Eligible Telecommunications Carrier (“ETC”).

•                  Last month we received ETC approval from the state of Washington Utilities and Transportation Commission.

•                  This approval puts us on a more even footing with landline companies.

•                  With ETC status, we will be eligible, as landline companies already are, for per customer subsidies in service areas that are low income, high cost to serve or both.

•                  Starting in 2003, we expect to receive a substantial benefit from our existing ETC qualified customers.

•                  We anticipate improvement in our distribution systems and networks in these areas, to further penetrate our ETC eligible customer base and increase revenue.

•                  RCC also has applications pending in Alabama and Maine and is expecting to file applications in several more states by year-end.

•                  Switching gears now, another aspect to the quarter is our continued growth in roaming revenue.

•                  Our roaming revenue is a direct result of the quality and coverage of our networks.

•                  These networks are valuable to our nationwide roaming partners because of their wide spectrum, strategic location, quality service and network compatibility.

•                  Although selected PCS overbuilds in our service areas are a possibility for national players, there are also some convincing economic arguments against overbuilding rural areas with this spectrum.

•                  Today’s difficult capital markets together with the required capital expenditures necessary for 2.5 and 3G deployment in urban areas contributes to the difficulties in overbuilding rural markets.

•                  Our recently announced agreements with Cingular, AT&T and Voicestream affirm the willingness of large national players to work with RCC regarding long-term roaming agreements.

•                  We fully appreciate the challenging technology upgrades ahead of us.

•                  With national carrier buildouts of 2.5 and 3G networks in their MSA’s, we look for TDMA and GAIT handsets to be our rural workhorses for a period of time.

•                  We are confident that the continuity of existing roaming relationships together with creative uses of technology will result in a stable net roaming environment and more realistically, an opportunity to grow our roaming revenues.

•                  Despite all of the good things going on in our operation, national events over the last year have brought tremendous negative pressure on our stock as well as other telecom and wireless stocks.

•                  As a result of these pressures and their effect on RCC share price, we received a “deficiency notice” from the Nasdaq staff dated July 8, 2002 stating that, for 30 consecutive trading days,  the closing price of the Company’s common stock had been below the minimum $3.00 per share requirement for continued inclusion under Nasdaq Marketplace rules.

•                  RCC has been provided 90 calendar days, or until October 7, 2002, to regain compliance.  If we are unable to demonstrate compliance by October 7, 2002, RCC may appeal Nasdaq’s decision, staying the delistment until the appeal is resolved.

•                  Now to wrap things up.

•                  Given how well our company has been performing as of late and even after taking into account the national scene, we are frustrated with the stock valuation and believe it suggests a very unlikely worst case scenario for our business.

•                  We understand that RCC’s share price has been effected because we have relied more heavily on debt in our capital structure than others within the sector.

•                  However, as we have demonstrated in the past, therein represents an opportunity for our shareholders.

•                  Concerns have also been raised regarding roaming revenue, yet we continue to demonstrate very strong roaming performance and believe this is sustainable.

•                  And questions have been raised regarding our bank covenant compliance.

•                  Yet, at the end of the 2nd quarter, we were well within our covenants and see the same going forward.

•                  In conclusion, it is my hope that you will hear in this call a strong degree of confidence in the future of our business.

•                  We have an intelligent and experienced management team that is committed to staying the course and running the business.

•                  This quarter’s operating performance was strong, but more importantly, we believe it is sustainable.

•                  When the market turns around and as we continue demonstrating the strength of our operations, we are confident that our shareholders will appreciate a substantial upside.

•                  And on that note, I want to thank a group of people that have been loyal to RCC, our employees.

•                  Once again, with all of their effort, we have another great quarter to be proud of.

•                  And with that, I’ll turn it over to Wesley Schultz, our CFO for a financial wrap up of our quarter.

2nd Quarter 2002 Financial Review - Wesley Schultz

•                  Thanks, Rick.

•                  Our EBITDA and positive free cash flow were again, very strong this quarter, beating market estimates.

•                  We generated consolidated EBITDA of $58.7 million, an increase of 15% over last year.

•                  Also, this quarter’s consolidated 50% EBITDA margin ranks as one of the best in the industry.

•                  It also represents a dramatic “apples to apples” improvement compared to last year’s EBITDA margin of 45%.

•                  Free cash flow increased 102% to $16.8 million.

•                  And as was the case last quarter, even after factoring in our preferred stock dividends, we had positive free cash flow.

•                  Wireless Alliance generated $2.2 million in positive EBITDA for the quarter, aided by a $2.0 million retroactive net roaming settlement with a roaming partner.

•                  Wireless Alliance’s increasing value will be more clearly recognized as it produces ongoing positive EBITDA resulting from increased roaming revenue and a growing customer base.

•                  Our consolidated net roaming position, or the net amount RCC receives after subtracting incollect cost from roaming revenue, continued to improve increasing 40% during the second quarter of ’02 as compared to ’01.

•                  RCC’s average per minute roaming yield for the 2nd quarter, excluding the impact of the retroactive roaming net settlement, remained unchanged when compared to the fourth quarter of ’01 and the first quarter of ’02 at approximately 29 cents.

•                  As a result, roaming revenue increased 19% in the 2nd quarter to $33.9 million.

•                  We continue to expect higher roaming revenue this year than in ’01.

•                  However, we expect this year’s 3rd quarter roaming revenue to be less than the prior year and this year’s 4th quarter roaming revenue to be more than the prior year.

•                  The 3rd and 4th quarter trends relate primarily to the timing of yield declines within our recently announced roaming agreements.

•                  As we’ve seen in the past, we typically incur a moderate decline in roaming revenue as terms of the new roaming agreements come into effect.

•                  Minutes typically pick up, however, which we are already seeing, and eventually more than offset declines in yield.

•                  We are very excited about these new roaming agreements because of the stability they bring to roaming revenue in 2003  and what they will do for us from an incollect perspective.

•                  Before we get too far into the expense detail of the P&L, I am pleased to highlight that every line item has decreased as compared to the previous year reflecting an 11% overall decline in expenditures.

•                  Starting with network costs, incollect minutes continue to grow as we have offered larger local service areas to many of our customers.

•                  Yet, as we’ve talked about in previous calls, the increase in minutes was more than offset by declines in cost per minute.

•                  For the second quarter of ’02, average incollect cost per minute was $0.19 as compared with $0.26 last year resulting in incollect expense for the quarter declining 5% to $12.4 million.

•                  Because of this improvement and other cost efficiencies,  network cost as a percentage of total revenue, decreased to 22% as compared to 23% in 2001.

•                  This quarter marks the fifth straight quarter year-over-year network costs as a percentage of revenue have declined.

•                  SG&A also continues to decline as a percentage of revenue, coming in at 24% as compared to 26% in the prior year.

•                  This decline is tied to the consolidation of service centers and efficiencies in our organization due to other cost reduction initiatives.

•                  The most significant contributor to the decline in SG&A is lower bad debt expense.

•                  Over the last three quarters, we’ve attempted to improve the creditworthiness of our customer group while not changing our credit standards.

•                  Metrics we used to determine our progress towards this goal were increased retention, stable net ARPU and decreasing bad debt expense.

•                  The results of these efforts are a great example of our balanced growth strategy.

•                  RCC’s bad debt expense decreased this quarter 64% to $1.2 million, as compared to $3.4 million during the second quarter last year.

•                  Additionally, retention also improved this quarter to 98.5% as compared to 97.8% for all of  ’01.

•                  As Rick mentioned earlier, RCC’s retention improvement reflects a great effort by our employees who’ve more than taken on this challenge.

•                  Net ARPU held strong at $53 as compared to the same period last year at this time.

•                  As a result of these key metric trends, our customers are contributing substantially stronger margins than they were a year ago.

•                  Reflecting the continuing success of our marketing promotions this quarter, postpaid gross adds increased 5% over this year’s first quarter to 44,000.

•                  With the strength of our marketing initiatives together with our retention efforts, we are reporting over 16,000 net new postpaid customers, a 145% improvement over this year’s first quarter.

•                  Digital customers now account for approximately 69% of our total customer base as compared to 51% a year ago at this time.

•                  At the end of this quarter total borrowings under our credit facility were $794 million with $259 million of additional availability under the facility.

•                  With our strong performance during the first half of ’02, we are comfortable increasing our original EBITDA guidance for the year from $211 million to approximately $215 million.

•                  We also feel comfortable that our debt to EBITDA ratios will fall within our credit facility’s covenants for 2002 and 2003.

•                  The availability under our credit facility, together with our  continued free cash flow, will provide  adequate liquidity to fund required debt amortization and preferred stock dividends.

•                  RCC is continuing to build a high quality network as it continues its network expansion.

•                  In that light, we are targeting approximately $70 million in total capital expenditures during 2002.

•                  Phone service capitalization during the second quarter was $6.4 million as compared to $6.9 million last year.

•                  We expect to significantly decrease our use of phone service during the second half of this year.

•                  As part of the adoption of SFAS 142 that we discussed in our first quarter 10-Q, RCC is working through the impairment testing process.

•                  142 provides for a six-month transitional period from the effective date of adoption, which was the first of the year, to perform an assessment of whether there is an indication that goodwill is impaired.

•                  Given recent declines in value of many wireless companies together with performance in the South significantly less than originally anticipated, we determined that an indication of impairment did exist.

•                  We expect that upon completion of this evaluation, RCC will record a non-cash charge of approximately $400 - $450 million as a cumulative effect of a change in accounting principle.

•                  As required by SFAS No. 142, the final impairment charge will be determined by December 31.

•                  It is important to note, that although 142 requires a write down to reflect the decline in value of assets in the South region, it is does not provide for the write up of assets with demonstrated improved valuations, which is the case in our other regions.

•                  I also want to make clear that RCC’s impairment valuation process began late last year and is not related in any way to our recently announced engagement of Deloitte & Touche as RCC’s new independent accountants for 2002.

•                  Thank you.  Now, I will turn the teleconference back to Michelle, who will poll you for any questions.

RICK’S CONCLUSION

•                  Thanks again for your interest in Rural Cellular.

•                  Throughout our call today, I hope we’ve made clear that RCC is well positioned with its operations and liquidity to weather the telecom storm and continue growing our business.

•                  We keep coming back to the basics;

1)              financial management

2)              quality customer growth and service

3)              and strong networks

And with that, I look forward to discussing our third quarter progress in November ’02.